Amended and Restated Schedule Q

dated December 12, 2019

to

THE ADVISORS’ INNER CIRCLE FUND III

Amended and Restated Rule 18f-3 Multiple Class Plan

dated February 12, 2014

Aperture Funds

(each a Fund to which Aperture Investors, LLC serves as investment adviser)

Fund	Institutional Shares	Class X Shares
Aperture New World Opportunities Fund	X	X
Aperture Endeavour Equity Fund	X	X
Aperture Discover Equity Fund	X	X

EXHIBIT Q.1

APERTURE FUNDS

CERTIFICATE OF CLASS DESIGNATION

Institutional Shares

1.	Class-Specific Distribution Arrangements, Other Expenses

Institutional Shares are sold without a load or sales charge and are not subject to a Rule 12b-1 fee or a shareholder service fee.

2.	Eligibility of Purchasers

Institutional Shares are available to individual and institutional investors and may require a minimum initial investment amount, as described in the Funds’ prospectus(es).

3.	Voting Rights

Each shareholder of Institutional Shares will have one vote for each full Institutional Share held and a fractional vote for each fractional Institutional Share held. Shareholders of Institutional Shares will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Institutional Shares (such as a Rule 12b-1 Distribution Plan or Shareholder Service Plan relating to Institutional Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Institutional Shares differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Exchange Rights

Shareholders may exchange Institutional Shares of a Fund for Institutional Shares of another Fund, if and to the extent an exchange right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the exchange meets the eligibility requirements of the Fund into which such shareholder seeks to have his/her/its shares exchanged, as set forth in the Funds’ prospectus(es).

5.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Institutional Shares of a Fund may convert such Institutional Shares into another Class of shares of the same Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the Funds’ prospectus(es).

b. Conversion at the Option of a Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Institutional Shares, a Fund may, in its discretion, elect to convert such shareholder's Institutional Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Institutional Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Funds to make available for investment only certain Funds or certain Classes of shares of the Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.

EXHIBIT Q.2

APERTURE FUNDS

CERTIFICATE OF CLASS DESIGNATION

Class X Shares

1.	Class-Specific Distribution Arrangements, Other Expenses

Class X Shares are sold without a load or sales charge and are not subject to a Rule 12b-1 fee, but are subject to a shareholder service fee that is payable under a Shareholder Service Plan.

Under the terms of the Shareholder Service Plan, the Funds are permitted to compensate, out of the Class X Shares’ assets, in an annual amount up to 0.15% of the average daily net assets of the Class X Shares, Service Providers (as defined in the Shareholder Service Plan) that have established a shareholder servicing relationship with the Funds on behalf of their customers who are Class X Shares shareholders, as described in the Funds’ prospectus(es).

2.	Eligibility of Purchasers

Class X Shares are available to individual and institutional investors and may require a minimum initial investment amount, as described in the Funds’ prospectus(es).

3.	Voting Rights

Each shareholder of Class X Shares will have one vote for each full Class X Share held and a fractional vote for each fractional Class X Share held. Shareholders of Class X Shares will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Class X Shares (such as a Rule 12b-1 Distribution Plan or Shareholder Service Plan relating to Class X Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Class X Shares differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Exchange Rights

Shareholders may exchange Class X Shares of a Fund for Class X Shares of another Fund, if and to the extent an exchange right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the exchange meets the eligibility requirements of the Fund into which such shareholder seeks to have his/her/its shares exchanged, as set forth in the Funds’ prospectus(es).

5.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Class X Shares of a Fund may convert such Class X Shares into another Class of shares of the same Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the Funds’ prospectus(es).

b. Conversion at the Option of a Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Class X Shares, a Fund may, in its discretion, elect to convert such shareholder's Class X Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Class X Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Funds to make available for investment only certain Funds or certain Classes of shares of the Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.